Exhibit 99.1

Ameri Metro Inc.

Consent of Directors

In Lieu of Meeting

August 24, 2017

Re: The President terminated Ron Silberstein as COO and J. Harold Hatchett III as CFO. The board took action to remove Ron Silberstein and J. Harold Hatchett III from the board of directors. The board took action to appoint Robert Choiniere as the interim Chief Financial Officer, a member of the Board of Directors and the president of the Corporation’s audit committee.

The undersigned, being all the directors of Ameri Metro, Inc. (the “Corporation") do hereby consent to the taking of the following actions in lieu of a meeting and hereby waive any notice required to be given therewith:

RESOLVED, by the board of directors of the Corporation that:

Ron Silberstein as COO and J. Harold Hatchett III as CFO be removed as officers and from the board of directors of the Corporation, as of August 24, 2017. The board of directors recommended notifying Ron Silberstein and J. Harold Hatchett III of their termination from the board of directors. The board will exercise their compensation package in accordance with their employment agreements and directorship agreements.

FURTHER RESOLVED, by the board of directors that Robert Choiniere be appointed as interim Chief Financial Officer, a member of the Board of Directors and the president of the Corporation’s audit committee, as of August 24, 2017.

Effective as of the date hereinabove written:

/s/ John Thompson

/s/ Keith Doyle

/s/Robert Todd Reynold

/s/ Jimmy Kingsborough

/s/ Chuck Mathias

/s/ Debra Mathias

/s/ Suhail Matthias

/s/ James Becker

/s/ Steve Trout

/s/ Nick Williams

/s/ Robert Choiniere